Exhibit 5.1

June 16, 2022

AdvanSix Inc.
300 Kimball Drive, Suite 101
Parsippany, New Jersey 07054

Re: AdvanSix Inc. - Registration Statement on Form S-8

This opinion is submitted in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by AdvanSix Inc., a Delaware corporation (the “Company”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of the Company’s 1,730,000 shares (the “Shares”) of common stock, par value $0.01 per share, issuable pursuant to the 2016 Stock Incentive Plan of AdvanSix Inc. and its Affiliates, as Amended and Restated (the “Plan”).

I am the Senior Vice President, General Counsel and Corporate Secretary of the Company and, in that capacity, I, or lawyers employed by the Company acting under my supervision, have examined the written documents constituting the Plan and such other documents and corporate records as I, or they, have deemed necessary or appropriate in order to express the opinions hereinafter set forth.

In my examination of such documents and records, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the legal capacity of natural persons, the conformity with the originals of all documents submitted to me as copies and the authenticity of the originals of such latter documents.

Based on the foregoing and in reliance thereon, I am of the opinion that the Shares when, and if, issued pursuant to the terms of the Plan will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware. I express no opinion as to the effect of the laws of any other jurisdiction. This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without my express prior written consent.

I hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving such consent, I do not hereby concede that I am within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Achilles B. Kintiroglou
Achilles B. Kintiroglou
Senior Vice President, General Counsel
and Corporate Secretary